UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 24, 2012

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terminal Drive, Plainview, New York 11803
(Address of principal executive offices)

(516) 677-0200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On February 24, 2012, Veeco’s Board of Directors voted to increase the size of the Board from seven to eight directors and to appoint Keith D. Jackson as a Class III director, to hold office until the 2012 Annual Meeting of Stockholders.  Mr. Jackson, age 56, currently serves as President, Chief Executive Officer and Director of ON Semiconductor Corporation (Nasdaq: ONNN), a global supplier of high performance silicon solutions for energy-efficient electronics.  ON Semiconductor recently reported annual revenues of approximately $3.4 billion, and has 20,000 worldwide employees.

Mr. Jackson joined ON Semiconductor in 2002.  During his tenure, ON Semiconductor has successfully completed nine corporate acquisitions and increased revenue by more than $2 billion annually.  Before joining ON Semiconductor, Mr. Jackson served as Executive Vice President and General Manager, Analog, Mixed Signal and Configurable Products Groups at Fairchild Semiconductor Corporation, a company that delivers energy-efficient semiconductor solutions for power and mobile designs.  From 1996-1998, he served as President and was a member of the board of directors of TriTech Microelectronics Ltd. in Singapore, a manufacturer of analog and mixed signal products.  Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008.  He received his B.S. degree in Electrical Engineering and his M.S. in Electrical Engineering from Southern Methodist University.

The Board determined that Mr. Jackson is “independent” under applicable SEC and Nasdaq rules.  In connection with his appointment, and consistent with Veeco’s director compensation policy, Mr. Jackson was granted 3,403 restricted shares of Veeco common stock, the restrictions on which will lapse on the date immediately preceding the date of the 2012 Annual Meeting of Stockholders.

Veeco also entered into its standard form of indemnification agreement with Mr. Jackson on substantially the same terms as those entered into with our other directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 27, 2012	VEECO INSTRUMENTS INC.

	By:	/s/ Gregory A. Robbins
	Name:	Gregory A. Robbins
	Title:	Senior Vice President and General Counsel